STOCK RESTRICTION AGREEMENT

This Stock Restriction-Agreement (this “Agreement”) is made as of November 11, 2005, by and between Homeowners of America Holding Corporation, a Delaware corporation (the “Company”), an individual residing at 5021 Briartree Dr., Dallas, TX 75248 (the “Founder”)

WHEREAS, the Founder currently owns 800,000 shares (the “Founder Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, simultaneously herewith the Company and the Founder are entering into an Employment Agreement regarding the Founder’s continued employment with the Company (the “Employment Agreement”);

WHEREAS, Inter-Atlantic Fund, L.P. and Sequel Homeowners Investment, L.P. (the “Investors”) are acquiring in the aggregate 4,500,000 shares of the Company’s Series A Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”) pursuant to the Securities Purchase Agreement dated as of the date hereof, by and among the Investors, the Company and certain other investor signatories thereto (the “Purchase Agreement”); and

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the issuance, sale and purchase of the Series A Preferred Stock pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Founder agree as follows:

Section 1. Unvested Shares.

(a)          Vesting. All of the Founder Shares shall initially be unvested (the “Unvested Shares”) and subject to a right of repurchase by the Company as set forth in Section 2 below (the “Repurchase Right”), such that (i) twenty-five percent (25%) of the Unvested Shares shall vest upon Closing (as defined in the Purchase Agreement), (ii) twenty-five percent (25%) of the Unvested Shares shall vest upon the first anniversary of the Closing; and (iii) 2.08% of the Unvested Shares_ shall vest monthly thereafter. Vesting of the Unvested Shares will accelerate in the event of (i) a Change in Control (as defined below); or (ii) a Qualified Public Offering (as defined below) such that upon any Change in Control or Qualified Public Offering all remaining Unvested Shares shall vest in the Founder and no longer be subject to the Repurchase Right.

(b)          Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean any of the following transactions: (i) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the outstanding Common Stock of the Company, or otherwise becomes entitled to vote more than fifty percent (50%) of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company; (ii) a consolidation or merger of the Company pursuant to which the holders of the Company’s voting shares immediately prior to such merger or consolidation would not be the holders, directly or indirectly, immediately after such merger or consolidation of more than fifty percent (50%) of the Voting Power of the entity surviving such transaction; (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iv) the liquidation or dissolution of the Company or the Company ceasing to do business.

(c)          Qualified Public Offering. For purposes of this Agreement, the term “Qualified Public Offering” shall mean a firm commitment underwritten public offering registered under the Securities Act covering the offer and sale by the Company of its Common Stock (a) in which (i) the aggregate proceeds to the Company equal or exceed $50,000,000, net of underwriting discounts, commissions, and fees, and (ii) the price per share of such Common Stock equals or exceeds $5.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares), and (b) that results in the securities so offered being listed on a national securities exchange or quoted on the NASDAQ National Market.

Section 2. The Company’s Repurchase Right.

(a)          Triggering Events. Upon the termination of the Founder’s employment with the Company (whether such employment is terminated by the Founder or the Company, and for any reason or no reason) the Company shall have the right to repurchase up to all of the Unvested Shares at the lower of (i) initial cost of such Unvested Shares to the Founder; or (ii) the book value thereof. In the event of a voluntary termination by the Founder without Good Reason (as defined in the Employment Agreement) prior to the third (3rd) anniversary of the Closing, the Company shall have the right to repurchase up to all of the vested Founder Shares at the lower of (i) initial cost of such vested Founder. Shares; or (ii) the book value thereof. In the event of termination of the Founder’s employment with the Company Without Cause (as defined in the Employment Agreement) by the Company or for Good Reason (as defined in the Employment Agreement) by the Founder or due to the Founder’s death or disability, the Company may repurchase up to all of the vested Founder Shares from the Founder or the Founder’s personal representative(s), estate, heir(s) or legatee (the “Founder’s Representative”), as the case may be, at Fair Market Value (as defined below). The Company’s repurchase right as set forth in this Section 2 shall expire with regard to the Founder Shares first offered to the Company and subsequently sold to a non-affiliate of the Founder in accordance with Section 4 of the Founder’s Stock Purchase Agreement by and between the Company and the Founder dated as of April 27, 2005 (the “Founder’s Stock Purchase Agreement”).

(b)          Fair Market Value. For purposes of this Section 2, the “Fair Market Value” of any Founder Shares shall be the fair market value thereof (on a per share basis) at the time that the Company’s Repurchase Right is triggered pursuant to Section 2(a) hereof as determined in good faith by the Board of Directors of the. Company, provided that such fair market value must approximate the price that a willing buyer and a willing seller would arrive at in an arms-length transaction. If the Founder or the Founder’s Representative disagrees with the valuation as determined by the Board of Directors, each of the Purchaser or the Purchaser’s Representative, on the one hand, and the Board of Directors, on the other hand, shall cause an appraiser to determine the Fair Market Value on a basis consistent with the terms hereof within twenty (20) days. The cost of both appraisers shall be borne by the Company. In the event that the determination by each appraiser differs by less than ten percent (10%) from the determination by the other appraiser, the Fair Market Value shall be the average of the two. In the event that the determination by either appraiser differs by ten percent (10%) or more from the determination of the other appraiser, then the two appraisers shall select a third appraiser within five (5) days, the fees and expenses of which third appraiser shall be shared equally by the parties. The third appraiser shall, within ten (10) days of its selection, designate which of the two determinations most accurately reflects the Fair Market Value or designate a Fair Market Value between the two determinations which the third appraiser determines most accurately reflects the Fair Market Value. The determination made in accordance with the foregoing shall be final and binding on all parties hereto.

(c)          Additional Shares. If the Company shall pay a stock dividend or declare a stock split on or with respect to any of its Common Stock, or otherwise distribute securities of the Company to the holders of its Common Stock, the number of shares of stock or other securities of the Company issued with respect to the Vested Shares shall be deemed “Vested Shares” herein. If the Company shall distribute to its stockholders securities of another corporation, the securities of such other corporation, distributed with respect to the Vested Shares shall be deemed “Vested Shares” herein. If the outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares or combined into a smaller number of shares, or in the event of a reclassification of outstanding shares of the Company’s Common Stock, or if the Company shall be a party to a merger, consolidation or capital reorganization, there shall be substituted for the Vested Shares of the Common Stock then subject to this Agreement such amount and kind-of securities as are issued in such subdivision, combination, reclassification, merger, consolidation or capital reorganization in respect of the Vested Shares subject to this Agreement immediately prior thereto .

(d)          Notice and Closing. The Company may exercise its. Repurchase Right by sending Founder written notice, within fifteen days (15) days after’any triggering event set forth in Section 2(a), specifying the number of Founder Shares the Company elects to repurchase pursuant to the Repurchase Right and a date for the closing, which date shall be as soon as practicable but no later than forty-five (45) days after the date of such notice. The closing shall take place at the principal office of the Company or at such other location as the Company and the Founder shall agree. At the closing, Founder shall transfer to the Company the number of Founder Shares specified in the Company’s notice, free of all liens, encumbrances and rights of others, by delivery of certificates representing such number of Founder Shares, duly endorsed for transfer or accompanied by duly executed stock powers. Concurrent with such transfer and its receipt of such certificates so endorsed and subject to Section 3 below, the Company shall pay for such Founder Shares by any of the following methods: (i) by delivery to Founder of a check in the amount of the aggregate purchase price for such Founder Shares, (ii) by cancellation of indebtedness of Founder to the Company in such amount, (iii) by wire transfer of immediately available funds to one or more accounts designated by Founder, or (iv) by any combination of the above methods. The method or methods of payment for such Founders Shares shall be chosen by the Company in its sole discretion.

(e)          No Further Obligations. Upon delivery by the Company of notice of exercise of the Repurchase Right, the Company’s sole obligation with respect to the Founders Shares as to which the Repurchase Right is being exercised shall be to make payment of the purchase price therefor. The Company shall not be required after delivery of such notice to treat the Founder as owner of such Founders Shares, to accord the right to vote to the Founder with respect thereto or to pay dividends thereon and the Founder shall have no rights with respect thereto other than to receive such payment of the repurchase price therefor.

Section 3. Company’s Right to Defer Payments. Notwithstanding anything herein to the contrary, no payment shall be made under this Agreement that would cause the Company to violate any banking agreement or loan or other financial covenant or cause default of any indebtedness of the Company, regardless of when such agreement, covenant, or indebtedness was created, incurred, or assumed. Any payment under this Agreement that would cause such violation or default shall be deferred until, in the sole discretion of the Board of Directors of the Company, such payment shall no longer cause any such violation or default. Any payment deferred in consequence of the provisions of the preceding sentence shall bear simple interest from the date such payment otherwise would have been made to the date when such payment actually is made, at a rate that is equal to the prime rate of interest published in the Eastern Edition of the Wall Street Journal from time to time during the period of such deferral, but in no event shall such rate of interest exceed eight percent (8%) per annum. The Company shall pay interest at the same time as it makes the payment to which such interest relates.

Section 4. Restrictive Legend. All certificates representing Founder Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION TO PURCHASE SET FORTH IN A CERTAIN STOCK RESTRICTION AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED OWNER OF THIS CERTIFICATE (OR HIS PREDECESSOR IN INTEREST), AND NO TRANSFER OF SUCH SHARES MAY BE MADE WITHOUT COMPLIANCE WITH THAT AGREEMENT. A COPY OF THAT AGREEMENT IS AVAILABLE FOR INSPECTION AT THE OFFICE OF THE COMPANY UPON APPROPRIATE REQUEST AND WITHOUT CHARGE.

Section 5. Withholding Taxes. Founder acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to Founder any federal, state, or local taxes of any kind required by law to be withheld with respect to the issuance of the Founder Shares.

Section 6. Invalidity or Unenforceability. It is the intention of the Company and Founder that this Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court having jurisdiction holds any provision of this Agreement to be invalid or unenforceable, in whole or in part, the Company and Founder agree that, if allowed by law, that provision shall be reduced only to the degree necessary to render it valid and enforceable without affecting the rest of this Agreement, which shall be enforced to the fullest extent permitted by law.

Section 7. Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

Section 8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Founder and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns, subject to the terms, conditions and restrictions on transfer set forth in this Agreement. The Company may assign its rights under this Agreement to a third party, provided such assignee agrees to be bound by all of the Company’s obligations under this Agreement.

Section 9. No Rights To Employment. Nothing contained in this Agreement shall be construed as giving Founder any right to be retained, in any position, as an employee or consultant of the Company for .any period of time or to restrict the Company’s right to terminate his employment or consulting relationship at any time with or without cause or notice.

Section 10. Notices. Any notices required or permitted by the terms of this Agreement shall be in writing and given by nationally recognized courier service, or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, addressed as follows:

If to the Company:	Homeowners of America Corporation
5021 Briar Tree Drive
Dallas, Texas 75248
Attention: ________________

and a copy (which shall not be deemed effective notice) to

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Attention:Anthony O. Pergola
Fax No. (973) 597-2500

If to Founder:	Mr. Spencer W. Tucker
5021 Briar Tree Drive
Dallas, Texas 75248
Fax No.

or to such other address of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one (1) business day following delivery by the sender to a nationally recognized courier service, or five (5) business days following mailing by registered or certified mail.

Section 11. Entire Agreement. This Agreement, together with the Founder’s Stock Purchase Agreement and the Employment Agreement, constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, written or oral, relating to the subject matter of this Agreement.

Section 12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Founder.

Section 13. Governing Law. All matters arising directly or indirectly from this Agreement, in whatever form, including, without limitation, tort claims, shall be construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflict of law principles thereof.

Section 14. Consent of Spouse. If Founder is married as of the date of this Agreement, Founder’s spouse shall execute a Consent of Spouse in the form of Exhibit A hereto (the “Consent of Spouse”), effective as of the date hereof. Such consent shall not be deemed to confer or convey to the spouse any rights in the Founder Shares that do not otherwise exist by operation of law or the agreement of the parties. If Founder marries or remarries subsequent to the date hereof, Founder shall, not later than sixty (60) days thereafter, obtain his new spouse’s acknowledgment of and consent to the existence and binding effect of all restrictions contained in this Agreement by such spouse’s executing and delivering the Consent of Spouse.

Section 15. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 16. Acknowledgement. FOUNDER ACKNOWLEDGES THAT HE IS AWARE THAT THE LEGAL, FINANCIAL AND RELATED MATTERS CONTAINED IN THE AGREEMENT ARE COMPLEX AND THAT HE IS FREE TO SEEK INDEPENDENT PROFESSIONAL GUIDANCE OR COUNSEL WITH RESPECT TO THIS AGREEMENT, AND THAT HE HAS EITHER SOUGHT SUCH GUIDANCE OR COUNSEL OR DETERMINED AFTER REVIEWING THE AGREEMENT CAREFULLY THAT HE WILL WAIVE SUCH RIGHT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Spencer W. Tucker

HOMEOWNERS OF AMERICA
HOLDING CORPORATION

Name:
Title:

ANNEX A

Sale of Common Stock

RESOLVED, that subject to prior compliance with federal and state securities laws (the “Securities Laws”), the proper officers of the Company be, and each of them hereby is, authorized, for and on behalf of the Company, to sell an aggregate of 200,000 shares of its common stock, par value $0.0001 per share (“Common Stock”), to the following persons (each, a “Purchaser,” and collectively, the “Purchasers”):

Name	Number of Shares

Richard P. Backus	100,000

Alvin M. Johnston	100,000

and further;

RESOLVED, that the sale and issuance of Common Stock to the Purchasers was for consideration equal to $0.0001 per share pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) in substantially the form attached hereto as Exhibit A; and further

RESOLVED, that the sale and issuance of Common Stock to each of the Purchasers shall be conditioned upon the receipt by the Company from each Purchaser of the purchase price of $0.0001 per share and the execution by the Purchaser and the Company of the Purchase Agreement; and further

RESOLVED, that upon the issuance and sale in accordance with the foregoing resolutions, such shares of Common Stock shall be fully paid and nonassessable shares of the Company; and further

RESOLVED, that the appropriate officers of the Company be, and each of them hereby is, authorized, for and on behalf of the Company, (a) to take all actions necessary to comply with the Securities Laws with respect to the above-described issuance of shares, (b) to thereafter issue on behalf of this Company pursuant to the authorization above, the shares of Common Stock described above, and (c) to take such other action as they may deem necessary or appropriate to carry out the issuance of the shares and the intent of these resolutions; and further

RESOLVED, that, in accordance with each Purchase Agreement, the Common Stock to be sold to the Purchasers shall be subject to repurchase by the Company, at the original exercise price paid per share, upon the Purchasers cessation of service prior to vesting in those shares. So long (and only for so long) as the Purchaser remains continuously employed by the Company or any subsidiary or parent of the Company, such repurchase right shall lapse with respect to the shares, and each Purchaser shall vest in his shares, as follows: (a) 25% of the shares on the Qualified Financing Closing Date (as defined in the Purchase Agreement); (b) 25% of the balance of the shares upon the first anniversary of the Qualified Financing Closing Date; and (c) 2.0833% of the balance of the shares upon the expiration of each full month elapsed after the first anniversary of the Qualified Financing Closing Date; and further

RESOLVED, that the shares purchased under each Purchase Agreement shall be subject to the Company’s right of first refusal, exercisable in the event the Purchaser should decide to sell or otherwise transfer any of the shares purchased under such Purchase Agreement prior to the initial public offering of the Common Stock; and further

RESOLVED, that the terms pursuant to which the shares purchased under the Purchase Agreement may be repurchased by the Company under the repurchase and first refusal rights specified above shall be substantially as set forth in the Purchase Agreement.

Miscellaneous

RESOLVED, that all prior lawful acts taken or caused to be taken by or on behalf of the Company by its officers and authorized agents, including, but not limited to, any and all acts taken or caused to be taken in connection with the forgoing resolutions, and the negotiation and preparation of documents and actions ancillary thereto are hereby ratified, approved and confirmed in all respects and adopted as the acts of the Company; and further

RESOLVED, that the officers of the Company be, and each such officer hereby is, authorized and empowered, for and on behalf of the Company, to prepare and deliver or cause to be prepared and delivered and to execute all documents and take or cause to be taken such further actions as they may deem necessary, appropriate or advisable to fully effectuate the intent of the foregoing recitals and resolutions and to comply with the provisions of any of the documents or instruments approved or authorized hereby.

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